Exhibit 99.1
Popular, Inc.
Reelects Two Directors, Elects New Director
SAN JUAN, Puerto Rico, May 3 — Popular, Inc. (Nasdaq: BPOP) announced today that shareholders at the Annual Meeting of Shareholders, held on April 28, 2011, overwhelmingly approved the reelection of two directors and the election of a new director to three-year terms.
Current Class Three directors William J. Teuber and María Luisa Ferré and new nominee C. Kim Goodwin each received at least 95 percent of the votes cast in favor. Goodwin replaces Fred Salerno, who retired from the Board of Directors of Popular.
Shareholders also approved both the advisory vote on overall executive compensation policies and procedures and the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2011 with over 95 percent of the votes cast in favor.
Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California
For more information, visit http://www.popular.com